UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2021

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

2600 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 247-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LOPE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

Effective June 22, 2021, the Board of Directors of Grand Canyon Education, Inc. (the “Company”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Mr. David M. Adame to its Board of Directors for a term expiring at the 2022 annual meeting of stockholders and to the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. In connection with his appointment, the Board determined that Mr. David M. Adame is “independent” pursuant to the standards of the Nasdaq Global Market, applicable rules of the Securities and Exchange Commission, and the Company’s Corporate Governance Principles and Practices.

Mr. Adame currently serves as President and CEO of Chicanos Por La Causa (“CPLC”). Mr. Adame has been with CPLC since 2008, serving as Chief Operating Officer and Chief Financial Officer prior to becoming President and CEO. From 2003 to 2008, he was Vice President of Arizona Operations for McCormack Baron & Salazar, responsible for overseeing the firm’s role in Henson Village, a HOPE VI project in Phoenix. From 1997 to 2003, he served as Senior Deputy Director of Fannie Mae’s Arizona Partnership Office. From 1994 to 1997, he served as a Program Officer with the Phoenix Office of the Local Initiatives Support Corporation (“LISC”) where he managed the HOMESTART program. Prior to 1994 he worked at JPMorgan Chase & Co. (then called Bank One Arizona) for eight years, including as Corporate Banking Associate and later as Assistant Vice President in the Retail Business Loan Center. Over the years, Mr. Adame has served on numerous boards including: the Greater Phoenix Economic Council; the AARP Foundation; the National Association for Latino Community Asset Builders; the Arizona-Mexico Commission; the Maricopa Community Colleges Foundation; Unidos US; the Community Reinvestment Fund USA; the Creighton University Presidential Health Sciences Phoenix Advisory Board; and the Arizona Housing Commission. Recent honors include the Individual Hero of Education Award by Maricopa Community Colleges and the Maricopa Community Colleges Foundation, and the Lifetime Achievement Award by the Arizona Asian Chamber of Commerce. Mr. Adame received a Bachelor of Science in Business degree from Arizona State University (“ASU”) and a Master’s in Business Administration from the ASU School of Global Management. He was awarded an Honorary Doctorate in Humane Letters from the University of Arizona, and an Honorary Doctorate from the National Autonomous University of Mexico.

In connection with his appointment as director, the Company has entered into indemnification agreements with Mr. Adame (a form of which is included as Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 31, 2018). As a non-employee director of the Company, Mr. Adame received an initial award of restricted stock under the Company’s 2017 Equity Incentive Plan valued at $20,000 as of the date of grant on June 22, 2021, which will vest on June 21, 2022, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, Mr. Adame will receive an annual retainer of $50,000 in cash and an award of restricted stock under the 2017 Equity Incentive Plan valued at $75,000 on the date of grant on June 22, 2021. The cash portion of the annual retainer is paid quarterly while the restricted stock grants to our non-employee directors are made after the Company’s annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. Each non-employee director receives an additional annual cash retainer of $5,000 for service on each Board committee. The Company reimburses all of its directors for reasonable expenses incurred to attend board and committee meetings.

Except as set forth above, Mr. Adame was not appointed pursuant to any arrangement or understanding with any other person, nor are they parties to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: June 24, 2021	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial Officer)